EXHIBIT 10.2

CNET NETWORKS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR EXECUTIVE COMMITTEE MEMBER

Participant:

Date of Grant:                                                                       GrantType:

Number of Shares
Subject to Option:                                                               Grant Number::

Exercise Price Per
Share:                                                                                    Expiration Date:

Name of Plan:

        THIS AGREEMENT (the “Agreement”), is made effective as of the Date of Grant between CNET Networks, Inc., a Delaware corporation (hereinafter called the “Company”), and the Participant:

        R E C I T A L S:

        WHEREAS, the Company has adopted the stock option plan identified above (the “Plan”); and

        WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.     Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of the number of shares subject to the option as set forth above (the “Option Shares”), subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option shall be the exercise price per share as set forth above (the “Exercise Price”). This Option is intended to be a non-qualified stock option (and not an incentive stock option). The Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.     Vesting. At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion.”

(a)     Vesting Schedule.

Subject to Section 2(b), the Option shall vest and become exercisable with respect to twenty-five percent of the Option Shares on the first anniversary of the Date of Grant and shall vest and become exercisable with respect to 1/48 of the aggregate Option Shares on a monthly basis thereafter on the date of the month that corresponds to the date of grant, provided, that, the number of Option Shares that vest at each time shall be rounded to a whole number of Option Shares and, provided, further, that, if any vesting date occurs on a day of a month in which there is no such date, the vesting date shall be the first day of the next month. If Participant’s employment with the Company and its Affiliates is terminated under circumstances constituting Involuntary Termination on or prior to the date that is one year following a Change of Control of the Company, Participant shall receive eighteen (18) months of additional vesting of the Options Shares as of the last date of Participant’s employment (but in no event shall any option become vested and exercisable as to more than one hundred percent (100%) of the shares subject to such options).

(b)     Termination of Employment.

        If the Participant’s employment with the Company and its Affiliates is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Option, to the extent not previously exercised, shall remain exercisable for the period set forth in Section 3(a) and shall thereafter be cancelled.

3.	Exercise of Option.

(a)	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)	the tenth anniversary of the Date of Grant;

(ii)	one year following the date the Participant’s employment with the Company and its Affiliates is terminated due to the Participant’s death or Disability;

(iii)	ninety days following the date the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause (other than as a result of death or Disability) or by the Participant for any reason, provided, that, if Participant dies during such ninety day period, “one year” shall be substituted in the place of “ninety days”; and

(iv)	the date (A) the Participant’s employment with the Company and its Affiliates is terminated by the Company for Cause or (B) the Participant breaches Sections 4, 5, or 6 of this Agreement.

         For purposes of this Agreement:

“Cause” shall mean “cause” as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, “Cause” shall mean (A) the Participant’s continued failure substantially to perform his duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by the Company to the Participant of such failure, (B) dishonesty in the performance of the Participant’s duties to the Company, (C) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (E) the Participant’s breach of the terms of his employment agreement or any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject.

“Disability” shall mean the inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary or Affiliate of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (v) for a period of six consecutive months or (vi) such shorter period as the Committee may reasonably determine in good faith.

“Involuntary Termination” shall mean “involuntary termination” as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, “Involuntary Termination” shall mean (a) any termination of Participant’s employment for any reason other than Disability, death or Cause; (b) a reduction in Participant’s base salary or target bonus as in effect immediately prior to such reduction by more than 10% or (c) the relocation of Participant’s employment to a facility or a location more than thirty (30) miles from Participant’s then present location, without the Participant’s consent.

(b)	Method of Exercise.

(i)	Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price shall be made (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months, (iii) partly in cash and partly in such Shares, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the shares being purchased from the proceeds of the sale of the Shares by such broker or (v) such other method as may be permitted or prescribed from time to time by the Committee.

(ii)	Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)	Upon the Company’s determination that the Option has been validly exercised as to any of the Shares and the Company has received full payment of the Option Price, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)	In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4.	Non-Solicitation. Participant will not (except in the course of performing authorized duties as expressly directed or authorized by Company), directly or indirectly, either as an employee, partner, owner, director, advisor or in any other capacity recruit or solicit for employment any person who is, or within the six (6) month period preceding the date of such activity was, an employee of the Company. This section shall be effective on a worldwide basis and shall bind the Participant while an employee of the Company and for a twelve (12) month period after termination of Participant’s employment.

5.	Confidentiality. During the course of the Participant’s employment with the Company, the Company will provide the Participant with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, formatting and programming concepts and plans, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Participant in the performance of his duties. The Participant understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Participant deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Participant is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Participant shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Participant. The Participant further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Participant shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Participant, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

6.	Ownership of Products and Material.

(a)	Participant hereby acknowledges and agrees that all products and materials that Participant creates, in whole or in part, while working for the Company (“the Materials”), including without limitation, all inventions, original works of authorship, developments, improvements, trade secrets, copyrights, patent rights, and all parts, extensions and renewals thereof under United States and all other laws, shall be the Company’s sole and exclusive property, free from any adverse claims. All copyrightable Materials shall be “work for hire” as defined by Section 101(2) of the United States Copyright Act. To the extent that any such Materials shall be deemed by any court of competent jurisdiction of any governmental or regulatory agency not to be “work for hire,” Participant hereby irrevocably assigns to the Company all rights, title and interest in and to such Material.

(b)	Participant recognizes that this Agreement does not require assignment of any invention that qualifies fully for protection under Section 2870 of the California Labor Code, which provides as follows:

(i)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

o	Relate at the time of the conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

o	Result from any work performed by the employee for the employer.

(ii)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(c)	Participant has attached to this Agreement a complete disclosure of all inventions, original works of authorship, developments, improvements, and trade secrets that Participant has alone, or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed or reduced to practice, that Participant considers to be his or her property or the property of third parties and that Participant wishes to be excluded from the scope of this Agreement. If no disclosure is attached, Participant represents that there are no such inventions.

7.	No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

8.	Transferability. Except as otherwise provided in the Plan, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. Except as otherwise provided in the Plan, during the Participant’s lifetime, the Option is exercisable only by the Participant.

9.	Withholding. A Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

10.	Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.	Decisions Relating to Termination of Employment. Whether and when Participant’s employment with the Company and its Affiliates has been terminated (and whether such termination was due to Disability, was for Cause or was on account of a breach of Sections 4, 5 or 6 of this Agreement) shall be decided by the Committee in its sole discretion and such decision shall be final, binding and conclusive on the Participant. In addition, the Committee may determine when a transfer of Participant to an Affiliate constitutes a termination of employment for purposes of this Award.

13.	Right of Recapture. If at any time within six months after the date on which a Participant exercises this Option (a “realization event”), the Participant (i) is terminated for Cause, (ii) engages in activity which would have permitted the Company to terminate Participant for Cause or (iii) breaches Sections 4, 5 or 6 of this Agreement (in each case as determined by the Committee in its sole discretion), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of the Shares. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

14.	Alternative Dispute Resolution Policy. The Participant agrees to be bound by and comply with the terms of the Company Arbitration Policy and Procedures attached hereto with respect to this Agreement as well as with respect to all aspects of Participant’s employment by the Company or its affiliate.

15.	Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

    16.        Limitation of Payments.

    (a)        In the event that the receipt by Participant of Option Shares pursuant to this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 16, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s Option Shares shall be either

(A) delivered in full, or

(B) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of Option Shares, notwithstanding that all or some portion of such Option Shares may be taxable under Section 4999 of the Code. Any taxes due under Section 4999 shall be the responsibility of the Participant.

    (b)        If a reduction in the Option Shares that would otherwise be provided to the Participant under the terms of this Agreement is necessary to comply with the provisions of Section 16(a), the Participant shall be entitled to select whether to reduce the Option Shares to which he or she is entitled under this Agreement or to reduce other payments or benefits to which he or she may be entitled under any other agreement or plan, as well as the method of any such reduction of such payments or benefits, subject to reasonable limitations (including, for example, express provisions under the Company’s benefit plans) (so long as the requirements of Section 16(a) are met). Within thirty (30) days after the amount of any required reduction in Option Shares, payments or benefits is finally determined in accordance with the provisions of Section 16(c), the Participant shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Participant, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 16(a), amounts previously paid to the Participant exceed the amount to which the Participant is entitled, the Participant will promptly return the excess amount to the Company.

    (c)        Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 16 shall be made in writing by the Company’s Accountants immediately prior to Change of Control, whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 16, the Accountants may, after taking into account the information provided by the Participant, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

16.     Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CNET NETWORKS, INC. By:____________________________

Agreed and acknowledged as of the date first above written:

Participant

CNET NETWORKS ALTERNATIVE DISPUTE RESOLUTION POLICY

        In the event of any dispute arising out of or related to an employee’s employment with CNET Networks, Inc. or any of its subsidiaries (“CNET”), or the termination thereof, in which the parties are unable to come to a resolution (excluding claims for workers’ compensation, unemployment insurance, any matter within the exclusive jurisdiction of the Labor Commissioner or the National Labor Relations Board, or any other matter which may not lawfully be the subject of a mandatory arbitration agreement),*the employee and CNET agree to submit the dispute to final and binding arbitration pursuant to the then current National Rules For The Resolution Of Employment Disputes (the “Rules”) of the American Arbitration Association (AAA); provided, however, that the cost of the arbitration borne by the employee will not exceed the cost to the employee if the dispute had been submitted to a court of law. Copies of the AAA Rules may be obtained from CNET’s Human Resources Department or by visiting http://www.adr.org.

        A Request for Arbitration is initiated by submitting a request in writing to CNET’s Human Resources Department or the AAA within the statute of limitations period which would apply if the employee had filed a complaint in a court of law. If the dispute involves a claim which CNET has against the employee, CNET must submit a written request to the AAA, with a copy to the employee, within the applicable statute of limitations.

        The Request for Arbitration shall include a brief statement of the nature of the dispute; the names, addresses and telephone numbers of the parties; the amount in controversy; the remedy sought; and the requested hearing location.

        Prior to selecting an arbitrator, CNET and the employee will submit their dispute to non-binding mediation. The cost of the mediation will be borne by CNET. If the parties are unable to agree on a mediator, the parties will request a panel of mediators from the AAA and will alternately strike names until one name remains.

        The arbitrator selected by the parties is authorized to award any relief which could be awarded by a court of law hearing the same dispute. The arbitrator’s award, which must be in writing, will be final and binding, except to the extent that judicial review is permitted by law.

        Nothing in this Policy shall preclude either the employee or CNET from applying to a court of competent jurisdiction for injunctive relief pending final resolution of the underlying dispute through arbitration.

        Nothing in this Policy shall prevent an employee from filing claims of discrimination with the Equal Employment Opportunity Commission (EEOC) and/or the California Department of Fair Employment and Housing (DFEH) and having such claims investigated by either Agency.

        This Agreement may not be modified or amended except in writing signed by the affected employee and the CEO of CNET.

        If any provision of this Agreement is declared illegal or unenforceable, the remaining provisions shall remain in effect. In such an event, the court is authorized to conform this Agreement to existing law. This Agreement constitutes a waiver of both parties’ rights to a civil court action or a jury trial concerning matters covered by this Agreement; only an arbitrator, not a judge or jury, will decide the dispute.

* NOTE: As of the revision of this policy in February 2000, claims of employment discrimination based on federal law may not be the subject of a mandatory arbitration agreement in the states within the Ninth Circuit Court of Appeals (which includes California). CNET will comply with applicable law at all times, but if the law in the Ninth Circuit changes, this Policy will extend to all disputes which may lawfully be the subject of a mandatory arbitration policy.